EXHIBIT 5.1

OPINION OF LATHAM & WATKINS LLP

[Latham & Watkins Letterhead]

September 9, 2009

Geron Corporation
230 Constitution Drive
Menlo Park, CA 94025

Re:

Registration of 700,000 shares of common stock, $0.001 par value per share, and warrants to purchase 150,000 shares of common stock of Geron Corporation, pursuant to a Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as special counsel to Geron Corporation, a Delaware corporation (the “Company”), in connection with the issuance of (i) 550,000 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), and 150,000 shares of Common Stock (the “Warrant Shares”) to be issued upon the exercise of the Warrants (as hereinafter defined) and (ii) warrants to purchase 150,000 shares of Common Stock (the “Warrants”) pursuant to a common stock and warrant purchase agreement (the “Purchase Agreement”), dated as of September 9, 2009 between the Company and certain institutional investors (the “Purchasers”) as set forth on Annex A attached hereto. The Shares, the Warrants and the Warrant Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 9, 2009 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the related prospectus forming a part thereof (the “Prospectus”) or the prospectus supplement dated September 9, 2009 filed with the Commission pursuant to Rule 424(b) under the Act, other than as expressly stated herein with respect to the issue of the Shares and the Warrant Shares.

     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

     1. The issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and when issued to and paid for by the Purchasers in accordance with the terms of the Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable.

     2. The Warrants have been duly authorized by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     3. The Warrant Shares have been duly authorized and reserved for issuance, and, when issued upon exercise of and in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

     With your consent, we have assumed (a) that the Purchase Agreement and the Warrants (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated September 9, 2009 and to the reference to our firm in the Prospectus under the heading “Validity of the Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

[Signature Page Follows]

Very truly yours, /s/ Latham & Watkins LLP